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                                                                     EXHIBIT 8.1

                               February 11, 1998
Forcenergy Inc
2730 S.W. 3rd Avenue, Suite 800
Miami, Florida 33129-2237

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel in connection with this Registration Statement on Form S-4, (the "Registration Statement") of Forcenergy Inc (the "Company"), relating to the registration of the offering of up to 7,926,733 shares of common stock in the Company in exchange for outstanding Series A and Series B common shares of Forcenergy AB (the "Exchange Offer"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "The Exchange Offer -- Certain U.S. Federal Income Tax Consequences" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

     The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences of the Exchange Offer to U.S. FAB Holders.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                          Very truly yours,

                                          /s/ ANDREWS & KURTH L.L.P.

                                          Andrews & Kurth L.L.P.